As filed with the Securities and Exchange Commission on July 2, 2003

Registration No. 333-103227

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 3
TO

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WIRE ONE TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	5065	77-0312442
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

225 Long Avenue
Hillside, New Jersey 07205
(973) 282-2000
(Address, including zip code, and telephone number, including area code of Registrant’s principal executive offices)

Richard Reiss
Chief Executive Officer
Wire One Technologies, Inc.
225 Long Avenue
Hillside, New Jersey 07205
(973) 282-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Michael J.W. Rennock, Esq.
Morrison & Foerster LLP
1290 Avenue of the Americas
New York, New York 10104
(212) 468-8000

Approximate Date of Commencement of Proposed Sale of the Securities to the Public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maxi mum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (4)

Common Stock, $0.0001 par value per share(1)	3,379,288	$1.75	$5,913,754	$544

Common Stock, $0.0001 par value per share(2)	348,874	$1.75	$610,530	$56

(1)
Pursuant to the issuance under the Note and Warrant Purchase Agreement, dated as of December 17, 2002 and as amended May 12, 2003 of subordinated convertible notes in the aggregate principal amount of $4,888,000 bearing interest at the rate of eight percent per annum and warrants to purchase an aggregate of 814,668 shares of common stock, includes: (i) the 2,036,667 shares of common stock issuable upon the conversion of such subordinated convertible notes at a conversion price of $2.40 per share, (ii) the 814,668 shares of common stock issuable upon exercise of such outstanding warrants, and (iii) 527,953 shares of common stock reserved for issuance as payment of interest on the subordinated convertible notes, which interest may be paid in cash or in common stock at the option of the Registrant. Pursuant to Rule 416 under the Securities Act of 1933, this registration statement shall be deemed to cover any additional securities issuable pursuant to the anti-dilution provisions of these notes from stock splits, stock dividends or similar transactions.

(2)
Represents (i) shares of common stock with piggyback rights on this offering and (ii) shares of common stock issuable upon exercise of outstanding warrants with piggyback rights on this offering. Pursuant to Rule 416 under the Securities Act of 1933, this registration statement shall be deemed to cover any additional securities issuable pursuant to the anti-dilution provisions of these warrants from stock splits, stock dividends or similar transactions.

(3)
Estimated solely for the purpose of computing the registration fee, based on the average of the high and low sales prices of the common stock as reported by the Nasdaq National Market on February 12, 2003 in accordance with Rule 457 under the Securities Act of 1933.

(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS — — SUBJECT TO COMPLETION, DATED JULY 2, 2003

3,728,162 Shares

Common Stock

This prospectus relates to 3,728,162 shares of our common stock which may be sold from time to time by the selling stockholders listed beginning on page 22 including their transferees, pledgees or donees or their successors.

The shares are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The stockholders may sell the common stock through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section “Plan of Distribution” beginning on page 26.

Our common stock is quoted on the Nasdaq National Market under the symbol “WONE”. On July 1, 2003, the last reported sale price for the common stock on the Nasdaq National Market was $2.57 per share.

Investment in our common stock involves risks. See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                       , 2003.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission makes the registration statement that includes this prospectus effective.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY BE ACCURATE ONLY ON THE DATE OF THIS DOCUMENT.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are “forward-looking statements” for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statements of the plans and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as “may”, “will”, “expects”, “plans”, “anticipates”, “estimates”, “potential”, or “continue” or the negative thereof or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements contained in this prospectus and in the incorporated documents are reasonable, we cannot assure you that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including but not limited to the risk factors set forth herein and for the reasons described elsewhere in this prospectus. These factors, risks and uncertainties include market acceptance and availability of new products and services; the nonexclusive and terminable-at-will nature of our reseller agreements with manufacturers; rapid technological change affecting products and services; the impact of competitive products and services, as well as competition from other resellers and service providers; possible delays in the shipment of new products; and the availability of sufficient financial resources to enable us to expand our operations. All forward-looking statements and reasons why results may differ included in this prospectus are made as of the date hereof, and we assume no obligation to update any such forward-looking statement or reason why actual results might differ.

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ABOUT WIRE ONE

Wire One Technologies, Inc. a Delaware corporation, was formed in May 2000 by the merger of All Communications Corporation, a reseller and integrator of video, voice and network communications design and service solutions, into View Tech, Inc., a provider of video, voice and data communications equipment and services.

Wire One is a leading single source provider of video communications solutions that encompass the entire video communications value chain. We are a leading integrator for major video communications equipment manufacturers, including the number one market share leader, Polycom, Inc., as well as Tandberg, RADVision, Sony, Cisco Systems and others. We integrate equipment from these manufacturers into comprehensive video and network solutions and resell them to end users and resellers. Our current customer base includes over 3,000 companies with approximately 22,000 videoconferencing endpoints. We also operate our Glowpoint network service, which provides our customers with two-way video communications with high quality of service. With Glowpoint, which we believe to be the first subscriber network to provide such communications by utilizing an Internet network and broadband access dedicated solely to transporting video using the H.323 Internet Protocol standard, we offer our customers a single point of contact for all their video communications requirements.

RECENT DEVELOPMENTS

Search Committee for New President and Chief Executive Officer

On June 17, 2003, we announced that our board has formed a search committee to seek a new president and chief executive officer who can rapidly scale our subscriber-based business and fully capitalize on domestic and international opportunities to expand Glowpoint’s reach. The search committee consists of three of our directors and will be assisted by Richard Reiss, our current chairman and chief executive officer. The board has retained executive search firm Christian and Timbers to assist in the hiring process.

Proposed Asset Sale

On June 10, 2003, we signed an asset purchase agreement with Gores Technology Group. Pursuant to the asset purchase agreement, we agreed to sell to Gores all of the properties, rights, interests and other tangible and intangible assets that relate in any material respect to our Video Solutions business. Gores will pay us approximately $23,000,000 to $25,000,000 for the assets of our Video Solutions business, consisting of $20,000,000 in cash upon closing, which may be adjusted downward if any purchase price adjustments are required, and an unsecured promissory note in the principal amount of $1,000,000 maturing on December 31, 2004 and bearing interest at a rate of 5% per annum. Gores will hold back $2,000,000 to cover potential purchase price adjustments payable by us arising under the asset purchase agreement.

Gores will pay us on each of June 30, 2004 and June 30, 2005 additional payments, not to exceed an aggregate of $2,000,000, equal to five percent of the sum of (1) the amounts billed by Gores from the operation of the Video Solutions business by Gores after the closing, plus (2) the annual revenues derived from the Pierce Technology Services, Inc. (formerly Forgent Networks, Inc.) Video Solutions business for such year in excess of $96,000,000. If Gores sells substantially all of the assets of the Video Solutions business prior to June 30, 2005, whether by merger, sale of stock or sale of assets, for total consideration greater than $35,000,000, Gores will pay us $2,000,000 less any additional payments previously paid.

As partial consideration for the purchase of the assets, Gores will assume certain liabilities related to our Video Solutions business, including (1) all liabilities to be paid or performed after the closing date that arise from or out of the performance or non-performance by Gores after the closing date of any contracts included in the assets or entered into after June 10, 2003 and (2) our accounts payable, customer deposits, deferred revenue and accrued liabilities related to the Video Solutions business.

We will retain the proceeds of the sale of our Video Solutions business. We do not intend to distribute any of the proceeds to our stockholders, but will use the proceeds, along with our other cash and cash

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equivalents, in connection with our future business plan. Following the consummation of the asset sale, we will focus on building out and marketing our Glowpoint network.

Conditions to Completion of Asset Purchase. Each party’s obligation to complete the sale of our Video Solutions business is subject to the prior satisfaction or waiver of certain conditions. No determination can be made at this time as to which, if any, of the closing conditions are likely to be waived by us or Gores. Before completion of the sale of our Video Solutions business, we must (1) obtain approval by our stockholders of the sale and (2) remove as of the closing all liens placed on the assets in connection with our credit agreement with JPMorgan Chase Bank. Each party’s obligations are also subject to other customary closing conditions.

Termination and Break-Up Fee. Notwithstanding approval by our stockholders of the asset purchase agreement and the transactions contemplated thereby, the asset purchase agreement may be terminated, and the sale of our Video Solutions business may be abandoned, at any time prior to the closing, by the mutual written consent of us and Gores or by either us or Gores if:

•
the sale of the Video Solutions business is not completed by September 30, 2003, other than as a result of the failure by the party proposing to terminate the asset purchase agreement to perform its obligations;

•	an order, decree or ruling is entered restraining, enjoining or otherwise prohibiting the completion of the sale of our Video Solutions business;

•	our stockholders fail to approve the sale of our Video Solutions business by September 30, 2003; or

•
the other party materially breaches its representations or agreements so that a closing condition would not be satisfied and the breach remains uncured 30 days following notice or the breaching party ceases to use commercially reasonable efforts to cure the breach.

In addition, Gores may terminate the asset purchase agreement if, between June 10, 2003 and closing, we make a general assignment for the benefit of creditors, or any proceeding is instituted against us seeking to adjudicate us bankrupt or insolvent, or seeking liquidation or winding up or reorganization of our debts under any law relating to bankruptcy, insolvency or reorganization.

We have agreed to pay Gores a break-up fee equal to $1,000,000 if the asset purchase agreement is terminated by Gores or, prior to the approval of the asset purchase agreement by our stockholders, by us if:

•	our board of directors withdraws or modifies in an adverse manner its recommendation of the sale of the Video Solutions business;

•	we fail to include in our proxy statement the approval and recommendation of our board of directors for the sale of our Video Solutions business; or

•	our board of directors approves any transaction or series of transactions in which a party other than Gores is entitled to purchase a substantial portion of the Video Solutions business or its assets.

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RISK FACTORS

You should carefully consider the risks described below in evaluating Wire One and our business. If any of the following risks actually occur, our business could be harmed. This could cause the price of our stock to decline. This offering memorandum contains, in addition to historical information, forward-looking statements, including statements about future plans, objectives, and intentions, that involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause or contribute to these differences include those discussed below and elsewhere in this offering memorandum.

Risks Related to This Offering

We do not pay cash dividends.

We have never paid dividends on our common stock and do not currently intend to pay any dividends in the foreseeable future.

Sales of our common stock may cause our stock price to decline.

The sale of shares of our common stock by the selling security holders under the registration statement filed in connection with this Offering, or even the potential of such sale, may have an adverse effect on the price of our common stock. The sale of shares of our common stock in the future may also have an adverse effect on the price of our common stock. If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants, the market price of our common stock could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

The exercise of outstanding options and or warrants could result in substantial numbers of additional shares being issued, which will dilute your potential ownership interest and may cause our stock price to decline.

As of June 18, 2003, there were outstanding warrants to acquire an aggregate of approximately 5,521,664 shares of common stock, and there were outstanding options to acquire an aggregate of approximately 6,024,891 shares of common stock. If exercised, these securities will dilute your percentage ownership of common stock. Certain of these securities, unlike the common stock, provide for anti-dilution protection upon the occurrence of stock splits, redemptions, mergers, reclassifications, reorganizations and other similar corporate transactions, and, in some cases, major corporate announcements. If one or more of these events occurs, the number of shares of common stock that may be acquired upon conversion or exercise would increase.

During the respective terms of the warrants and options granted or to be granted under our stock option plans or outside the plans, the holders thereof are given an opportunity to benefit from a rise in the market price of the common stock, with a resultant dilution of the interests of existing stockholders. The existence of these warrants and options could make it more difficult for us to obtain additional financing while such securities are outstanding. The holders may be expected to exercise their rights to acquire common stock and sell at a time when we would, in all likelihood, be able to obtain needed capital through a new offering of securities on terms more favorable than those provided by these warrants and options.

We may issue additional shares and dilute your potential ownership interest.

Some events over which you have no control could result in the issuance of additional shares of our common stock, which would dilute your ownership percentage in Wire One. We may issue additional shares of common stock or preferred stock:

•	to raise additional capital or finance acquisitions;

•	upon the exercise or conversion of outstanding options, warrants and shares of convertible preferred stock; and or

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•	in lieu of cash payment of dividends or interest on our outstanding convertible subordinated notes.

The market price of our stock may be adversely affected by market volatility.

The market price of our common stock is likely to be volatile and could fluctuate widely in response to many factors, including:

•	potential acquisitions or divestitures;

•	announcements of technological innovations by us or our competitors;

•	announcements of new products, services, customers or new contracts by us or our competitors;

•	developments with respect to patents or proprietary rights;

•	economic developments in the telecommunications or multimedia industries as a whole;

•	actual or anticipated variations in our operating results due to the level of development expenses and other factors;

•	changes in financial estimates by securities analysts and whether our earnings meet or exceed such estimates;

•	new accounting standards;

•	general economic, political and market conditions and other factors; and

•	the occurrence of any of the risks described in these “Risk Factors.”

In the past, following periods of volatility in the market price of the securities of companies in many industries, securities class action litigation has often been instituted against those companies. If we face such litigation in the future, it would result in substantial costs and a diversion of management attention and resources, which would negatively impact our business.

Wire One’s anti-takeover defense provisions may deter potential acquirors of Wire One and may depress its stock price.

Wire One’s certificate of incorporation and bylaws contain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of Wire One. These provisions provide for a classified board of directors and allow Wire One to issue preferred stock with rights senior to those of its common stock and impose various procedural and other requirements that could make it more difficult for Wire One stockholders to effect corporate actions.

Risks Related to Our Business

Our history of substantial net losses may continue indefinitely and may make it difficult to fund our operations.

Wire One was formed by the merger of All Communications Corporation and View Tech, Inc. in May 2000. We reported a substantial loss from operations in 2000, 2001 and 2002.

We cannot assure you that Wire One will achieve revenue growth or profitability or generate positive cash flow on a quarterly or annual basis in the future, or at all. If we do not become profitable in the future, the value of our common stock may fall and we could have difficulty obtaining funds to continue our operations.

The loss of our professionals would make it difficult to complete existing projects, which could adversely affect our businesses and results of operations.
Our business is labor intensive, and our success depends on identifying, hiring, training and retaining professionals. If a significant number of our current employees or any of our senior managers or key project managers leave, we may be unable to complete or retain existing projects.

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Our success is highly dependent on the evolution of our overall market.

The market for videoconferencing services is evolving rapidly. Although certain industry analysts project significant growth for this market, their projections may not be realized. Our Glowpoint network service utilizes IP (H.323) standards. As a result, our future growth, if any, will depend on the continued trend of businesses to migrate to the more advanced IP (H.323) based standards and away from the older, less reliable Integrated Services Digital Network (ISDN) technology. There can be no assurance that the market for our services will grow, that our services will be adopted, or that businesses will use IP (H.323) based videoconferencing equipment or our IP subscriber network. If we are unable to react quickly to changes in the market, if the market fails to develop, or develops more slowly than expected, or if our services do not achieve market acceptance, then we are unlikely to become or remain profitable.

We depend upon our network and facilities infrastructure.

Our success depends upon our ability to implement, expand and adapt our national network infrastructure and support services to accommodate an increasing amount of video traffic and evolving customer requirements at an acceptable cost. This has required and will continue to require that we enter into agreements with providers of infrastructure capacity, equipment, facilities and support services on an ongoing basis. We cannot assure you that any of these agreements can be obtained on satisfactory terms and conditions. We also anticipate that future expansions and adaptations of our network infrastructure facilities may be necessary in order to respond to growth in the number of customers served.

We depend upon suppliers and have limited sources of supply for certain products and services.

We rely on other companies to supply some key products and services that we resell and some components of our network infrastructure. Some of the products and services that we resell, and certain components that we require for our network, are available only from limited sources. We could be adversely affected if such sources were to become unavailable to us on commercially reasonable terms. We cannot assure you that, on an ongoing basis, we will be able to obtain third-party products and services cost-effectively and on the scale and within the timeframes we require, or at all. Failure to obtain or to continue to make use of such third-party products and services would have a material adverse effect on our business, financial condition and results of operations.

Our reseller contracts are typically nonexclusive and terminable at will and may not protect us from intellectual property infringement claims.

The nonexclusive and terminable at will nature of our reseller agreements with manufacturers would allow our key resellers to enter into similar agreements with our competitors or to terminate our agreements altogether without notice. While our typical reseller agreements contain provisions that indemnify Wire One in the event that the products we resell are found to violate the intellectual property rights of others, we cannot assure you that Wire One would not incur significant litigation and other costs in the event of an infringement claim.

Our network could fail, which could negatively impact our revenues.

Our success depends upon our ability to deliver reliable, high-speed access to our partners’ data centers and upon the ability and willingness of our telecommunications providers to deliver reliable, high-speed telecommunications service through their networks. Our network and facilities, and other networks and facilities providing services to us, are vulnerable to damage, unauthorized access, or cessation of operations from human error and tampering, breaches of security, fires, earthquakes, severe storms, power losses, telecommunications failures, software defects, intentional acts of vandalism including computer viruses, and similar events, particularly if the events occur within a high traffic location of the network or at one of our data centers. The occurrence of a natural disaster or other unanticipated problems at the network operations center, key sites at which we locate routers, switches and other computer equipment that make up the backbone of our network infrastructure, or at one or more of our partners’ data centers, could substantially and adversely impact our business. We cannot assure you that we will not experience failures or

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shutdowns relating to individual facilities or even catastrophic failure of the entire network. Any damage to or failure of our systems or service providers could result in reductions in, or terminations of, services supplied to our customers, which could have a material adverse effect on our business. In addition, we rely upon MCI/Worldcom for a portion of our Internet network, and, although we have backup network access with other providers, MCI/Worldcom’s recent financial difficulties could undermine its performance and have a material adverse effect on our network.

Our network depends upon telecommunications carriers who could become direct competitors and limit or deny us access to their network, which would have a material adverse effect on our business.

We rely upon the ability and willingness of certain telecommunications carriers and other corporations to provide us with reliable, high-speed telecommunications service through their networks, including MCI/WorldCom. While these organizations are presently focusing on the market for ISDN bridging, they may decide to enter the video communications market by providing video services over their Internet network, in which case they would directly compete with us. If this occurs, we cannot assure you that these telecommunications carriers and other corporations would continue to provide service to us through their networks at reasonable prices, if at all. Failure to continue to be able to use such services would have a material adverse effect on our business.

A decrease in the number and or size of our projects may cause our results to fall short of investors’ expectations and adversely affect the price of our common stock.

If the number or average size of our projects decreases in any quarter, then our revenues and operating results may also decrease. If our operating results (including the growth of our Glowpoint network) fall short of investors’ expectations, the trading price of our common stock could decrease materially, even if the quarterly results do not represent any longer-term problems.

We compete in a highly competitive market and many of our competitors have greater financial resources and established relationships with major corporate customers.

The video communications industry is highly competitive. We compete with other independent distributors of video communications equipment. In addition, a number of telecommunications carriers and other corporations including AT&T, MCI, Sprint and some of the regional Bell companies have entered into the video communications industry. Many of these organizations have substantially greater financial and other resources than Wire One, furnish many of the same products and services provided by Wire One, and have established relationships with major corporate customers that have policies of purchasing directly from them. We believe that as the demand for video communications systems continues to increase, additional competitors, many of which may have greater resources than Wire One, will continue to enter the video communications market.

Risks in Connection With the Proposal to Sell Our Video Solutions Business

The amount of cash we receive in the asset sale transaction will vary, depending on some future contingencies, so that we may not receive all of the cash provided for in the asset purchase agreement.

Pursuant to the terms of the asset purchase agreement, Gores will hold back $2,000,000 of the purchase price for potential purchase price adjustments. The holdback will be used to pay for purchase price adjustments resulting from the final determination that the net assets that were transferred to Gores on the closing date were less than $15,000,000. To the extent that these adjustments have not already been accounted for in any adjustment to the $20,000,000 of cash we are to receive at closing, these adjustments will initially be taken out of the $2,000,000 held back specifically for this purpose. If these adjustments were to exceed that $2,000,000, then we would be required to pay such excess to Gores. The cash held back by Gores for this purpose is generally payable 90 days after the closing. As such, while $2,000,000 is to be held back by Gores and is to be distributed to us subject to these contingencies, we may not receive the holdback funds, or the amount we actually receive may be less than the amount of the holdback.

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We will be unable to compete with the Video Solutions business for three years from the date of closing.

We have agreed that, without the prior written consent of Gores, we will not engage in or own or control any interest in (except as a passive investor of less than 4.99 percent of the outstanding equity interests of a publicly held company) any entity that is engaged in any line of business that competes with the Video Solutions business as it exists on the date of closing anywhere in the world. Our Glowpoint network is not deemed to compete with the Video Solutions business. However, the non-compete provisions will restrict our ability to engage in business in the Video Solutions business for three years from the date of closing.

There is no plan to distribute any of the proceeds of the sale of our Video Solutions business to our stockholders.

We do not intend to distribute any portion of the proceeds from the sale of our Video Solutions business to our stockholders. Currently, we intend to use the proceeds from the sale of that business to fund and grow our remaining businesses.

Management could spend or invest the proceeds from the sale of our Video Solutions business in ways with which our stockholders may not agree, including the possible pursuit of other market opportunities.

Our management could spend or invest the proceeds from the sale of our Video Solutions business in ways with which our stockholders may not agree. The investment of these proceeds may not yield a favorable return. Furthermore, because the market for our remaining businesses is evolving, in the future we may discover new opportunities that are more attractive. As a result, we may commit resources to these alternative market opportunities. This action may require us to limit or abandon our currently planned focus on collaboration tools for the enterprise software market. If we change our business focus we may face risks that may be different from the risks associated with the video network market.

Our business may be harmed if the asset sale transaction disrupts the operations of our business and prevents us from realizing intended benefits.

The asset sale transaction may disrupt our business and prevent us from realizing intended benefits as a result of a number of obstacles, such as:

•	loss of key employees or customers;

•	changes in management which may impair relationships with employees and customers;

•	failure to adjust or implement our business model;

•	failure of our Glowpoint network service to achieve intended goals;

•	additional expenditures required to facilitate this divestiture; and

•	the resulting diversion of management’s attention from our day-to-day business.

The asset purchase agreement will expose us to contingent liabilities.

Pursuant to the asset purchase agreement, we undertook to indemnify Gores for any losses from breaches of our representations or warranties that occur within 18 months after the closing date of the asset sale. Our indemnification obligations are limited by an overall cap of forty percent of the purchase price (without giving effect to the post-closing earnout consideration), or $9.2 million. For example, an indemnification claim by Gores might result if we are inaccurate in any of our representations about the assets comprising our Video Solutions business. Although we know of no breaches of our representations or warranties, the payment of any such indemnification obligations would adversely impact our cash resources following the consummation of the asset sale and our ability to pursue other opportunities.

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The failure to complete the sale of our Video Solutions business may result in a decrease in the market value of our common stock and may create substantial doubt as to our ability to grow and implement our current business strategies.

The sale of our Video Solutions business is subject to a number of contingencies, including approval by our stockholders and other customary closing conditions. We cannot predict whether we will succeed in obtaining the approval of our stockholders. As a result, we cannot assure you that the sale of our Video Solutions business will be completed. If our stockholders fail to approve the proposal at the annual meeting or if the sale of our Video Solutions business is not completed for any other reason, the market price of our common stock may decline. In addition, failure to complete the sale of our Video Solutions business may substantially limit our ability to grow and implement our current business strategies.

If our stockholders do not approve the sale of our videoconferencing services business, there may not be any other offers from potential acquirors.

If our stockholders do not approve the sale of our Video Solutions business, we may seek another purchaser for our Video Solutions business. Although we had discussions with various parties concerning such a purchase, none of these parties may now have an interest in such a sale or be willing to offer a reasonable purchase price.

Risks if Our Video Solutions Business is Sold

Our business following the asset sale will be entirely dependent on the success of our Video Network business, which to date has only represented a small percentage of our annual and historical revenues.

The Video Solutions business proposed to be sold pursuant to the asset sale represents 90 to 95 percent of our annual revenues in each of the past two years. Our business following the asset sale will be less diversified, leaving us entirely dependent on the performance of our Video Network business, which primarily represents contributions from our Glowpoint network and will be our main operating unit going forward. Our Video Network business has a limited operating history and has only represented a small percentage of our periodic and historical revenues to date. The Video Network business generated revenues of $2.2 million in the first quarter of 2003, including a $1.7 million contribution from Glowpoint. If we fail to effectively market, sell and implement our Glowpoint network or if the videoconferencing industry does not respond as favorably as anticipated to Glowpoint, our business will be materially adversely effected.

Our success will depend on the success of our new business model.

Upon consummating the asset sale, we will have a very different strategic focus requiring us to devote substantially all of our efforts and resources on building out, marketing and servicing our Glowpoint network. Internal changes resulting from the business restructuring announced by us during 2002 are substantially complete, but many factors may negatively impact our ability to implement our strategic focus, including our ability or possible inability to manage the implementation and development of our Glowpoint network business, sustain the productivity of our workforce and retain key employees, manage operating expenses and quickly respond to and recover from unforeseen events associated with the restructuring. We may be required by market conditions and other factors to undertake additional restructuring efforts in the future. Our business, results of operations or financial condition could be materially adversely affected if we are unable to manage the implementation and development of our new business strategy, sustain the productivity of our workforce and retain key employees, manage our operating expenses or quickly respond to and recover from unforeseen events associated with any future restructuring efforts.

Our Glowpoint network software product is new and has limited market awareness.

Our Glowpoint network was introduced in December 2000, and as such, it has limited market awareness and, to date, limited sales. Our future success will be dependent in significant part on our ability to generate demand for our Glowpoint network and professional services. To this end, our direct and indirect sales operations must increase market awareness of our network to generate increased revenue. Our products and

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services require a sophisticated sales effort targeted at the senior management of our prospective customers. All new hires will require training and will take time to achieve full productivity. We cannot be certain that our new hires will become as productive as necessary or that we will be able to hire enough qualified individuals or retain existing employees in the future. We cannot be certain that we will be successful in our efforts to market and sell our products, and if we are not successful in building greater market awareness and generating increased sales, future results of operations will be adversely affected.

As we expand our Glowpoint network and its use, any system failures or interruptions in our network may cause loss of customers.

If the asset sale is consummated, our success will depend on the seamless, uninterrupted operation of our Glowpoint network and on the management of traffic volumes and route preferences over our network. As we continue to expand our network to increase both its capacity and reach, and as traffic volume continues to increase, we will face increasing demands and challenges in managing our capacity and traffic management systems. Any prolonged failure of our network or other systems or hardware that causes significant interruptions to our operations could seriously damage our reputation and result in customer attrition and financial loss.

We may be unable to adequately respond to rapid changes in technology.

The market for our Glowpoint network and related services is characterized by rapidly changing technology, evolving industry standards and frequent product introductions. The introduction of products and services embodying new technology and the emergence of new industry standards may render our existing Glowpoint network and related services obsolete and unmarketable if we are unable to adapt to change. A significant factor in our ability to grow and to remain competitive is our ability to successfully introduce new products and services that embody new technology, anticipate and incorporate evolving industry standards and achieve levels of functionality and price acceptable to the market. If our Glowpoint network is unable to meet its specifications or if it is unable to keep pace with technological changes in the videoconferencing industry, our Glowpoint network could eventually become obsolete. We may be unable to allocate the funds necessary to upgrade our network as improvements in videoconferencing networking technologies are introduced. In the event that other companies develop more technologically advanced networks, our competitive position relative to such companies would be harmed.

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SELECTED FINANCIAL DATA

We are providing the following information to aid you in your financial analysis of the proposed asset sale. The selected consolidated financial data for each of the fiscal years in the five years ended December 31, 2002 have been derived from our audited consolidated financial statements, which have been filed on annual reports on Form 10-K and are incorporated by reference. The selected consolidated financial data as of and for the three months ended March 31, 2003 and 2002 have been derived from our unaudited consolidated financial statements, which have been filed on quarterly reports Form 10-Q and are incorporated by reference. These unaudited financial statements, in the opinion of our management, have been prepared on a basis that is substantially consistent with our audited statements and include all adjustments, consisting of normal recurring adjustments necessary to present fairly the information for such periods. The results of such interim periods are not necessarily indicative of the results for a full fiscal year. The data presented below should be read in conjunction with our audited financial statements for each of the fiscal years in the five years ended December 31, 2002 and the unaudited financial statements as of and for the three months ended March 31, 2003 and 2002, all of which are incorporated by reference.

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Selected Financial Data

	Three Months Ended March 31,		Year Ended December 31,

	2003	2002	2002	2001	2000	1999	1998
			(in thousands, except per share data)
Statement of Operations Information:
Revenues
Video Solutions
Equipment	$14,528	$14,438	$61,398	$55,638	$39,280	$11,601	$5,640
Services	3,747	3,654	15,751	15,294	7,679	797	496
Video Network	2,227	1,100	5,599	3,480	1,475	—	—

	20,502	19,192	82,748	74,412	48,434	12,398	6,136
Cost of revenues
Video Solutions
Equipment	11,582	10,316	47,406	38,332	26,283	8,029	3,704
Services	2,030	1,774	8,618	8,914	5,271	549	317
Video Network	2,294	970	5,597	2,898	1,105	—	—

	15,906	13,060	61,621	50,144	32,659	8,578	4,021
Gross margin
Video Solutions
Equipment	2,946	4,122	13,992	17,306	12,997	3,572	1,936
Services	1,717	1,880	7,133	6,380	2,408	248	179
Video Network	(67)	130	2	582	370	—	—

	4,596	6,132	21,127	24,268	15,775	3,820	2,115
Operating expenses:
Selling	5,851	6,446	25,698	22,112	12,588	2,487	1,634
General and administrative	1,653	1,804	8,159	12,245	4,121	1,765	1,310
Restructuring	—	—	960	200	—	—	—
Impairment losses on goodwill	—	—	40,012	—	—	—	—
Impairment losses on other long-lived assets	—	—	1,358	2,684	1,501	—	—

Total operating expenses	7,504	8,250	76,187	37,241	18,210	4,252	2,944

Loss from continuing operations	(2,908)	(2,118)	(55,060)	(12,973)	(2,435)	(432)	(829)

Other (income) expense
Amortization of deferred financing costs	45	14	123	100	344	43	19
Interest income	(5)	(19)	(72)	(77)	(315)	(23)	(56)
Interest expense	373	26	432	598	78	181	57
Amortization of discount on subordinated debentures	535	—	39	—	—	—	—

Total other expenses, net	948	21	522	621	107	201	20

Loss before income taxes	(3,856)	(2,138)	(55,582)	(13,594)	(2,542)	(633)	(849)

Income tax (benefit) provision	—	—	—	200	511	(105)	3

Net loss from continuing operations	(3,856)	(2,138)	(55,582)	(13,794)	(3,053)	(528)	(852)

Loss from discontinued AV operations	(793)	(420)	(2,696)	(396)	—	—	—
Income (loss) from discontinued voice operations	—	—	(287)	(617)	521	1,592	75
Gain on sale of discontinued voice operations	—	—	—	277	—	—	—

Net income (loss)	(4,649)	(2,558)	(58,565)	(14,530)	(2,532)	1,064	(777)

Deemed dividends on series A convertible preferred stock	—	—	—	4,434	13,723	—	—

Net income (loss) attributable to common stockholders	$(4,649)	$(2,558)	$(58,565)	$(18,964)	$(16,255)	$1,064	$(777)

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Selected Financial Data (cont.)

	Three Months Ended March 31,		Year Ended December 31,

	2003	2002	2002	2001	2000	1999	1998
			(in thousands, except per share data)
Net loss from continuing operations per share:
Basic	$(0.13)	$(0.08)	$(1.93)	$(0.66)	$(0.24)	$(0.11)	$(0.18)

Diluted	$(0.13)	$(0.08)	$(1.93)	$(0.66)	$(0.24)	$(0.09)	$(0.18)

Income (loss) from discontinued operations per share:
Basic	$(0.03)	$(0.01)	$(0.10)	$(0.04)	$0.04	$0.33	$0.02

Diluted	$(0.03)	$(0.01)	$(0.10)	$(0.04)	$0.04	$0.26	$0.02

Deemed dividends per share:
Basic	$—	$—	$—	$(0.21)	$(1.07)	$—	$—

Diluted	$—	$—	$—	$(0.21)	$(1.07)	$—	$—

Net income (loss) per share:
Basic	$(0.16)	$(0.09)	$(2.03)	$(0.91)	$(1.27)	$0.22	$(0.16)

Diluted	$(0.16)	$(0.09)	$(2.03)	$(0.91)	$(1.27)	$0.17	$(0.16)

Weighted average number of common shares and equivalents outstanding:
Basic	29,030	28,323	28,792	20,880	12,817	4,910	4,910

Diluted	29,030	28,323	28,792	20,880	12,817	6,169	4,910

Balance Sheet Information:

Cash and cash equivalents	$657	$3,236	$2,762	$1,689	$1,871	$60	$326
Working capital	19,076	33,484	24,940	15,639	19,921	4,526	5,702
Total assets	54,534	105,303	61,502	104,499	84,372	10,867	8,923
Long-term debt (including current portion)	4,236	65	5,871	83	3,128	2,186	2,444
Series A mandatorily redeemable convertible preferred stock	—	—	—	—	10,371	—	—
Total stockholders’ equity	32,610	87,069	36,586	68,909	49,658	5,194	3,968

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UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma condensed consolidated financial data gives effect to the sale of the Video Solutions business. The unaudited pro forma condensed consolidated balance sheet as of March 31, 2003 has been prepared assuming the sale of the Video Solutions business occurred as of that date. The unaudited pro forma condensed consolidated statements of operations for the three months ended March  31, 2003 and 2002 and the years ended December 31, 2002, 2001 and 2000 have been prepared assuming that the sale of the Video Solutions business occurred as of January 1, 2000. The unaudited pro forma condensed consolidated financial data is presented for informational purposes only and is not necessarily indicative of the results of future operations of our company or the actual results of operations that would have occurred had the sale of the Video Solutions business been consummated as of the dates indicated above. The unaudited pro forma condensed consolidated financial data should be read in conjunction with our historical consolidated financial data and notes contained in our reports filed with the Commission.

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Unaudited Pro Forma Consolidated Balance Sheet

				Pro Forma
	March 31, 2003	Adjustments		March 31, 2003

Assets
Current assets:
Cash and cash equivalents	$656,707	$21,250,000	(1)	$21,906,707
Accounts receivable — net	22,873,348	(21,195,643	)(2)	1,677,705
Inventory — net	7,009,204	(7,009,204	)(2)	—
Net assets of discontinued operations	3,113,964	(2,429,994	)(2)	683,970
Other current assets	3,236,339	(1,548,331	)(2)	1,356,366
		(331,642	)(3)

Total current assets	36,889,562	(11,264,814)		25,624,748
Note receivable	—	1,000,000	(1)	1,000,000
Furniture, equipment and leasehold improvements — net	14,380,595	(2,357,976	)(2)	12,022,619
Goodwill — net	2,547,862	—		2,547,862
Other assets	715,547	(194,560	)(2)	520,987

Total assets	$54,533,566	$(12,817,350)		$41,716,216

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$9,803,799	$(9,230,500	)(2)	$573,299
Deferred revenue	7,884,035	(7,395,822	)(2)	—
		(488,213	)(3)
Current portion of capital lease obligations	125,991	(13,533	)(2)	112,458

Total current liabilities	17,813,825	(17,128,068)		685,757

Noncurrent liabilities:
Bank loan payable	3,521,578	—		3,521,578
Capital lease obligations, less current portion	53,901	—		53,901

Total noncurrent liabilities	3,575,479	—		3,575,479

Total liabilities	21,389,304	(17,128,068)		4,261,236

Commitments and contingencies

Subordinated debentures, net	534,625	—		534,625

Stockholders’ equity:
Preferred stock, $.0001 par value; 5,000,000 shares authorized, none issued and outstanding	—	—		—
Common Stock, $.0001 par value; 100,000,000 authorized; 29,125,368 shares outstanding	2,913	—		2,913
Treasury stock, 39,891 shares at cost	(239,742)	—		(239,742)
Additional paid-in capital	131,805,026	—		131,805,026
Accumulated deficit	(98,958,560)	4,154,147	(2)	(94,647,843)
		156,571	(3)

Total stockholders’ equity	32,609,637	4,310,718		36,920,355

Total liabilities and stockholders’ equity	$54,533,566	$(12,817,350)		$41,716,216

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Notes to Unaudited Pro Forma Consolidated Balance Sheet

(1)	Assumes $23 million of consideration for the sale of the Video Solutions business, consisting of $22 million of cash and a $1 million note less $750,000 in transaction related fees.

(2)	Assumes the buyer purchased assets totalling $34,735,708 and assumed liabilities totalling $16,639,855, yielding a sale of $18,095,853 of net assets of the Video Solutions business less $750,000 in transaction related fees resulting in a gain on the sale of the assets of $4,154,147.

(3)	Assumes recognition by Wire One in our second fiscal quarter of 2003 of $488,213 of unamortized deferred revenue related to “pass-through” maintenance contracts on which we have no obligation to provide service and which are not part of the asset sale transaction. These pass-through maintenance contracts had $331,642 of unamortized deferred costs that are similarly assumed to be recognized by Wire One in our second fiscal quarter of 2003 and not deemed to be part of the asset sale transaction.

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Unaudited Pro Forma Condensed Consolidated Statement of Operations

	Three Months Ended March 31, 2003	Adjustments		Pro Forma Three Months Ended March 31, 2003

Net revenues
Video Solutions
Equipment	$14,528,405	$(14,528,405	)(1)	$—
Service	3,747,432	(3,747,432	)(1)	—
Video Network	2,226,858			2,226,858

	20,502,695	(18,275,837)		2,226,858

Cost of revenues
Video Solutions
Equipment	11,582,078	(11,582,078	)(1)	—
Service	2,030,549	(2,030,549	)(1)	—
Video Network	2,294,287			2,294,287

	15,906,914	(13,612,627)		2,294,287

Gross margin
Video Solutions
Equipment	2,946,327	(2,946,327	)(1)	—
Service	1,716,883	(1,716,883	)(1)	—
Video Network	(67,429)			(67,429)

	4,595,781	(4,663,210)		(67,429)

Operating expenses
Selling	5,850,942	(4,540,403	)(1)	1,310,539
General and administrative	1,653,089	(442,285	)(1)	1,210,804

Total operating expenses	7,504,031	(4,982,688)		2,521,343

Loss from continuing operations	(2,908,250)	319,478		(2,588,772)

Other (income) expense
Amortization of deferred financing costs	45,509			45,509
Interest income	(5,189)			(5,189)
Interest expense	373,050			373,050
Amortization of discount on subordinated debentures	534,625			534,625

Total other expenses, net	947,995	—		947,995

Net loss from continuing operations	$(3,856,245)	$319,478		$(3,536,767)

Net loss from continuing operations per share:
Basic and diluted	$(0.13)	$0.01		$(0.12)

Weighted average number of diluted common shares
Basic and diluted	29,029,894	29,029,894		29,029,894

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Unaudited Pro Forma Condensed Consolidated Statement of Operations

	Three Months Ended March 31, 2002	Adjustments		Pro Forma Three Months Ended March 31, 2002

Net revenues
Video Solutions
Equipment	$14,438,325	$(14,438,325	)(1)	$—
Service	3,654,439	(3,654,439	)(1)	—
Video Network	1,099,421			1,099,421

	19,192,185	(18,092,764)		1,099,421

Cost of revenues
Video Solutions
Equipment	10,316,066	(10,316,066	)(1)	—
Service	1,774,477	(1,774,477	)(1)	—
Video Network	969,541			969,541

	13,060,084	(12,090,543)		969,541

Gross margin
Video Solutions
Equipment	4,122,259	(4,122,259	)(1)	—
Service	1,879,962	(1,879,962	)(1)	—
Video Network	129,880			129,880

	6,132,101	(6,002,221)		129,880

Operating expense
Selling	6,446,554	(5,419,987	)(1)	1,026,567
General and administrative	1,803,637	(651,761	)(1)	1,151,876

Total operating expenses	8,250,191	(6,071,748)		2,178,443

Loss from continuing operations	(2,118,090)	69,527		(2,048,563)

Other (income) expense
Amortization of deferred financing costs	13,757			13,757
Interest income	(19,330)			(19,330)
Interest expense	26,239			26,239

Total other expenses, net	20,666	—		20,666

Net loss from continuing operations	$(2,138,756)	$69,527		$(2,069,229)

Net loss from continuing operations per share:
Basic and diluted	$(0.08)	$0.01		$(0.07)

Weighted average number of diluted common shares
Basic and diluted	28,323,809	28,323,809		28,323,809

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Unaudited Pro Forma Condensed Consolidated Statement of Operations

	Year Ended December 31, 2002	Adjustments		Pro Forma Year Ended December 31, 2002

Net revenues
Video Solutions
Equipment	$61,397,947	$(61,397,947	)(1)	$—
Service	15,750,914	(15,750,914	)(1)	—
Video Network	5,599,216			5,599,216

	82,748,077	(77,148,861)		5,599,216

Cost of revenues
Video Solutions
Equipment	47,406,394	(47,406,394	)(1)	—
Service	8,618,078	(8,618,078	)(1)	—
Video Network	5,596,801			5,596,801

	61,621,273	(56,024,472)		5,596,801

Gross margin
Video Solutions
Equipment	13,991,553	(13,991,553	)(1)	—
Service	7,132,836	(7,132,836	)(1)	—
Video Network	2,415			2,415

	21,126,804	(21,124,389)		2,415

Operating expenses
Selling	25,697,999	(20,843,450	)(1)	4,854,549
General and administrative	8,158,777	(3,055,404	)(1)	5,103,373
Restructuring	960,000	(700,000	)(2)	260,000
Impairment losses on goodwill	40,012,114	(40,012,114	)(3)	—
Impairment losses on other long-lived assets	1,357,806	(1,357,806	)(3)	—

Total operating expenses	76,186,696	(65,968,774)		10,217,922

Loss from continuing operations	(55,059,892)	44,844,385		(10,215,507)

Other (income) expense
Amortization of deferred financing costs	122,680			122,680
Interest income	(71,644)			(71,644)
Interest expense	431,792			431,792
Amortization of discount on subordinated debentures	39,360			39,360

Total other expenses, net	522,188	—		522,188

Net loss from continuing operations	$(55,582,080)	$44,844,385		$(10,737,695)

Net loss from continuing operations per share:
Basic and diluted	$(1.93)	$1.56		$(0.37)

Weighted average number of diluted common shares
Basic and diluted	28,792,217	28,792,217		28,792,217

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Unaudited Pro Forma Condensed Consolidated Statement of Operations

	Year Ended December 31, 2001	Adjustments		Pro Forma Year Ended December 31, 2001

Net Revenues
Video Solutions
Equipment	$55,637,782	$(55,637,782	)(1)	$—
Service	15,293,789	(15,293,789	)(1)	—
Video Network	3,479,907			3,479,907

	74,411,478	(70,931,571)		3,479,907

Cost of revenues
Video Solutions
Equipment	38,331,779	(38,331,779	)(1)	—
Service	8,914,044	(8,914,044	)(1)	—
Video Network	2,898,460			2,898,460

	50,144,283	(47,245,823)		2,898,460

Gross margin
Video Solutions
Equipment	17,306,003	(17,306,003	)(1)	—
Service	6,379,745	(6,379,745	)(1)	—
Video Network	581,447			581,447

	24,267,195	(23,685,748)		581,447

Operating expenses
Selling	22,111,672	(19,206,035	)(1)	2,905,637
General and administrative	12,245,463	(2,284,783	)(1)	9,960,680
Restructuring	200,000	(90,000	)(2)	110,000
Amortization of goodwill	2,683,647	(2,581,307	)(4)	102,340

Total operating expenses	37,240,782	(24,162,125)		13,078,657

Loss from continuing operations	(12,973,587)	476,377		(12,497,210)

Other (income) expense
Amortization of deferred financing costs	99,912			99,912
Interest income	(76,928)			(76,928)
Interest expense	598,147			598,147

Total other expenses, net	621,131	—		621,131

Loss before income taxes	(13,594,718)	476,377		(13,118,341)
Income tax provision	200,000			200,000

Net loss from continuing operations	$(13,794,718)	$476,377		$(13,318,341)

Net loss from continuing operations per share:
Basic and diluted	$(0.66)	$0.02		$(0.64)

Weighted average number of diluted common shares
Basic and diluted	20,880,125	20,880,125		20,880,125

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Unaudited Pro Forma Condensed Consolidated Statement of Operations

	Year Ended December 31, 2000	Adjustments		Pro Forma Year Ended December 31, 2000

Net Revenues
Video Solutions
Equipment	$39,280,000	$(39,280,000	)(1)	$—
Service	7,679,000	(7,679,000	)(1)	—
Video Network	1,475,108			1,475,108

	48,434,108	(46,959,000)		1,475,108

Cost of revenues
Video Solutions
Equipment	26,283,377	(26,283,377	)(1)	—
Service	5,270,530	(5,270,530	)(1)	—
Video Network	1,104,940			1,104,940

	32,658,847	(31,553,907)		1,104,940

Gross margin
Video Solutions
Equipment	12,996,623	(12,996,623	)(1)	—
Service	2,408,470	(2,408,470	)(1)	—
Video Network	370,168			370,168

	15,775,261	(15,405,093)		370,168

Operating expenses
Selling	12,587,676	(12,178,813	)(1)	408,863
General and administrative	4,121,303	(884,570	)(1)	3,236,733
Amortization of goodwill	1,500,857	(1,500,857	)(4)	—

Total operating expenses	18,209,836	(14,564,240)		3,645,596

Loss from continuing operations	(2,434,575)	(840,853)		(3,275,428)

Other (income) expense
Amortization of deferred financing costs	343,792			343,792
Interest income	(314,986)			(314,986)
Interest expense	78,056			78,056

Total other expenses, net	106,862	—		106,862

Loss before income taxes	(2,541,437)	(840,853)		(3,382,290)
Income tax provision	511,239			511,239

Net loss from continuing operations	$(3,052,676)	$(840,853)		$(3,893,529)

Net loss from continuing operations per share:
Basic and diluted	$(0.24)	$(0.06)		$(0.30)

Weighted average number of diluted common shares
Basic and diluted	12,817,158	12,817,158		12,817,158

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Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

(1)	Revenues and costs specifically identifiable to the Video Solutions business.

(2)	Restructuring costs directly attributable to the Video Solutions business.

(3)	Impairment losses on goodwill and other long-lived assets directly attributable to the Video Solutions business.

(4)	Amortization of goodwill directly attributable to the Video Solutions business.

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USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the securities sold pursuant to this prospectus, although we may receive as much as approximately $2,916,671 upon exercise of the outstanding warrants, if the warrants are exercised in full and the purchase price is paid in cash. The proceeds from the exercise of warrants would be used for working capital purposes. See “Selling Stockholders” for a list of those persons and entities receiving proceeds from the sales of these shares.

SELLING STOCKHOLDERS
The following table sets forth (i) the names of the selling stockholders, (ii) the number of shares of common stock owned beneficially by each of them as of June 18, 2003, (iii) the number of shares which may be offered pursuant to this prospectus and (iv) the number of shares and percentage of class to be owned by each selling stockholder after this offering. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.” Pursuant to various agreements with some of the selling stockholders, we have filed a registration statement, of which this prospectus forms a part, in order to permit those stockholders to sell to the public the shares of common stock that they acquired or may acquire in connection with our private placement of convertible subordinated notes and warrants to purchase common stock conducted in December 2002. Holders of certain other warrants may exercise their rights to exercise their warrants and sell to the public the common stock issuable upon such exercise under this registration statement. The following information is based upon information provided by the selling stockholders. Except as otherwise set forth in the footnotes to the table, none of the selling stockholders has held any position or office or has had any other material relationship with us or any of our affiliates within the past three years other than as a result of his or her ownership of shares of equity securities. Because the selling stockholders may offer all, some or none of their common stock, no definitive estimate as to the number of shares that will be held by the selling stockholders after this offering can be provided.

Except as set forth in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. A person is considered the beneficial owner of any securities as of a given date that can be acquired within 60 days of such date through the exercise of any option, warrant or other right. Shares of common stock subject to options, warrants or other rights which are currently exercisable or exercisable within 60 days are considered outstanding for computing the ownership percentage of the person holding such options, warrants or other rights, but are not considered outstanding for computing the ownership percentage of any other person.

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The “Common Shares Beneficially Owned after Offering” column assumes the sale of all shares offered. The “Percentage of Common Shares Beneficially Owned after Offering” column is based on 29,399,117 shares of common stock outstanding as of June 18, 2003.

Name of Selling Stockholder	Common Shares Beneficially Owned Prior to Offering	Common Shares Offered by this Prospectus	Common Shares Beneficially Owned After Offering	Percentage of Common Shares Beneficially Owned After Offering

North Sound Legacy Fund LLC(1)	240,112	99,832	140,280	*
North Sound Legacy Institutional Fund Ltd.(2)	2,233,022	928,418	1,304,604	4.4%
North Sound Legacy International Ltd.(3)	2,329,067	968,351	1,360,716	4.6%
RBC Dominion(4)	1,982,687	1,382,687	600,000	2.0%
JPMorgan Chase Bank(5)	200,000	200,000	—	*
Water Mill Partners, LLC(6)	30,000	30,000	—	*
Jason Adelman(7)	400,332	54,832	345,500	1.2%
Matthew Balk(8)	104,339	14,653	89,686	*
Eric Singer(9)	60,214	10,214	50,000	*
Julia Aryeh(10)	21,395	21,395	—	*
Stephen Barrett(11)	57,000	5,000	52,000	*
Robert Hussey(12)	8,643	5,643	3,000	*
Robert Nathan(13)	29,637	4,137	25,500	*
Scott Weisman(14)	98,350	3,000	95,350	*

*	Less than 1%
(1)
Includes 60,167 shares of common stock which are issuable upon conversion of $144,400 principal amount of currently convertible subordinated notes at the initial conversion price of $2.40 per share, 24,067 shares of common stock which are issuable upon exercise of currently exercisable warrants, 12,034 shares of common stock which represent the aggregate shares of common stock reserved for issuance as payment of interest on the subordinated convertible notes, which interest may be paid in cash or in common stock at Wire One’s option, 1,357 additional shares which have been issued to date as payment of interest on the notes and 2,207 additional shares which have been issued as payment of default interest which Wire One incurred as a result of late payment of the initial interest payments on the notes. All of the shares issuable upon conversion of such notes, exercise of such warrants, and payment of such interest in common stock are being registered in this offering. North Sound Capital LLC is the investment advisor to North Sound Legacy Fund LLC and has voting and dispositive power over the Wire One securities held by North Sound Legacy Fund LLC. Thomas McAuley is the managing member of North Sound Capital LLC and disclaims beneficial ownership of such securities.

(2)
Includes 559,550 shares of common stock which are issuable upon conversion of $1,342,920 principal amount of currently convertible subordinated notes at the initial conversion price of $2.40 per share, 223,820 shares of common stock which are issuable upon exercise of currently exercisable warrants, 111,910 shares of common stock which represent the aggregate shares of common stock reserved for issuance as payment of interest on the subordinated convertible notes, which interest may be paid in cash or in common stock at Wire One’s option, 12,621 additional shares which have been issued to date as payment of interest on the notes and 20,517 additional shares which have been issued as payment of default interest which Wire One incurred as a result of late payment of the initial interest payments on the notes. All of the shares issuable upon conversion of such notes, exercise of such warrants, and payment of such interest in common stock are being registered in this offering. North Sound Capital LLC is the investment advisor to North Sound Legacy International Ltd. and has voting and dispositive power over the Wire One securities held by North Sound Legacy International Ltd. Thomas McAuley is the managing member of North Sound Capital LLC and disclaims beneficial ownership of such securities.

(3)	Includes 583,617 shares of common stock which are issuable upon conversion of $1,400,680 principal amount of currently convertible subordinated notes at the initial conversion price of $2.40 per share, 233,447 shares of common stock which are issuable upon exercise of currently exercisable warrants, 116,724 shares of common stock which represent the aggregate shares of common stock reserved for issuance as payment of interest on the subordinated convertible notes, which interest may be paid in cash or in common stock at Wire One’s option, 13,164 additional shares which have been issued to date as payment of interest on the notes and 21,399 additional shares which have been issued as payment of

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default interest which Wire One incurred as a result of late payment of the initial interest payments on the notes. All of the shares issuable upon conversion of such notes, exercise of such warrants, and payment of such interest in common stock are being registered in this offering. North Sound Capital LLC is the investment advisor to North Sound Legacy Institutional Fund Ltd. and has voting and dispositive power over the Wire One securities held by North Sound Legacy Institutional Fund Ltd. Thomas McAuley is the managing member of North Sound Capital LLC and disclaims beneficial ownership of such securities.
(4)
Includes 833,333 shares of common stock which are issuable upon conversion of $2,000,000 principal amount of currently convertible subordinated notes at the initial conversion price of $2.40 per share, 333,334 shares of common stock which are issuable upon exercise of currently exercisable warrants, 166,667 shares of common stock which represent the aggregate shares of common stock reserved for issuance as payment of interest on the subordinated convertible notes, which interest may be paid in cash or in common stock at Wire One’s option, 18,797 additional shares which have been issued to date as payment of interest on the notes and 30,556 additional shares which have been issued as payment of default interest which Wire One incurred as a result of late payment of the initial interest payments on the notes. All of the shares issuable upon conversion of such notes, exercise of such warrants, and payment of such interest in common stock are being registered in this offering. RBC Dominion purchased the notes and warrants in the ordinary course of business and at the time of such purchase had no agreements or understandings, directly or indirectly, with any person to distribute them. Steven Milke is a managing director of RBC Dominion and has voting and dispositive power over the Wire One securities held by RBC Dominion. Mr. Milke disclaims beneficial ownership of such securities.

(5)
Consists of 200,000 shares of common stock which are issuable upon exercise of currently exercisable warrants. We currently have a $15 million working capital credit facility with JPMorgan Chase Bank. Under terms of the agreement for this facility, loan availability is determined in accordance with a borrowing base formula. Borrowings bear interest at the lender’s base rate plus 1 1/2% per annum. At March 31, 2003, the interest rate on the facility was 5.75%. JPMorgan Chase Bank received the warrants in the ordinary course of business as compensation for amending the credit facility. At the time the warrants were issued, JPMorgan Chase Bank had no agreements or understandings, directly or indirectly, with any person to distribute them.

(6)
Consists of 30,000 shares of common stock which are issuable upon exercise of currently exercisable warrants. Michael Barr is the sole beneficial owner of the shares of Water Mill Partners, LLC and therefore has voting and dispositive power over the Wire One securities held by Water Mill Partners, LLC.

(7)
Includes 135,500 shares of common stock which are issuable upon exercise of currently exercisable warrants. 5,000 of such shares are being registered in this offering. Mr. Adelman, an employee of H.C. Wainwright, received these securities in the ordinary course of business and at the time of receiving the securities had no agreements or understandings, directly or indirectly, with any person to distribute them. H.C. Wainwright had received these securities as compensation for financial advisory services in the ordinary course of business and at the time of receiving the securities had no agreements or understandings, directly or indirectly, with any person to distribute them.

(8)
Includes 66,553 shares of common stock which are issuable upon exercise of currently exercisable warrants. 8,367 of such shares are being registered in this offering. Mr. Balk, an employee of H.C. Wainwright, received these securities in the ordinary course of business and at the time of receiving the securities had no agreements or understandings, directly or indirectly, with any person to distribute them. H.C. Wainwright had received these securities as compensation for financial advisory services in the ordinary course of business and at the time of receiving the securities had no agreements or understandings, directly or indirectly, with any person to distribute them.

(9)	Includes 27,800 shares of common stock which are issuable upon exercise of currently exercisable warrants. Mr. Singer’s shares also include 1,110 shares issuable upon exercise of currently exercisable warrants held by Eric T. Singer as Custodian for Brett Singer UGMA NY; 1,110 shares issuable upon exercise of currently exercisable warrants held by Eric T. Singer as Custodian for Jamison Singer UGMA NY; 1,110 shares issuable upon exercise of currently exercisable warrants held by Guarantee and Trust for

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Benefit of Aet P. Singer; and 1,110 shares issuable upon exercise of currently exercisable warrants held by Guarantee and Trust for Benefit of Eric Singer. 2,500 of the shares of common stock issuable upon exercise of these warrants are being registered in this offering. Mr. Singer, an employee of H.C. Wainwright, received these securities in the ordinary course of business and at the time of receiving the securities had no agreements or understandings, directly or indirectly, with any person to distribute them. H.C. Wainwright had received these securities as compensation for financial advisory services in the ordinary course of business and at the time of receiving the securities had no agreements or understandings, directly or indirectly, with any person to distribute them.
(10)
Includes 6,395 shares of common stock which are issuable upon exercise of currently exercisable warrants. All of the shares of common stock issuable upon exercise of these warrants are being registered in this offering.

(11)
Includes 5,000 shares of common stock which are issuable upon exercise of currently exercisable warrants. All of the shares of common stock issuable upon exercise of these warrants are being registered in this offering. Mr. Barrett, an employee of H.C. Wainwright, received these securities in the ordinary course of business and at the time of receiving the securities had no agreements or understandings, directly or indirectly, with any person to distribute them. H.C. Wainwright had received these securities as compensation for financial advisory services in the ordinary course of business and at the time of receiving the securities had no agreements or understandings, directly or indirectly, with any person to distribute them.

(12)
Includes 2,500 shares of common stock which are issuable upon exercise of currently exercisable warrants. All of the shares of common stock issuable upon exercise of these warrants are being registered in this offering. Mr. Hussey, an employee of H.C. Wainwright, purchased these securities in the ordinary course of business and at the time of receiving the securities had no agreements or understandings, directly or indirectly, with any person to distribute them. H.C. Wainwright had received these securities as compensation for financial advisory services in the ordinary course of business and at the time of receiving the securities had no agreements or understandings, directly or indirectly, with any person to distribute them.

(13)
Mr. Nathan, an employee of H.C. Wainwright, received these securities in the ordinary course of business and at the time of receiving the securities had no agreements or understandings, directly or indirectly, with any person to distribute them. H.C. Wainwright had received these securities as compensation for financial advisory services in the ordinary course of business and at the time of receiving the securities had no agreements or understandings, directly or indirectly, with any person to distribute them.

(14)	Includes 64,350 shares of common stock which are issuable upon exercise of currently exercisable warrants. Mr. Weisman’s shares also include 4,000 shares held by the 1999 Weisman Trust.

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PLAN OF DISTRIBUTION

The selling stockholders, or pledgees, donees, transferees, or other successors in interest, may sell the common stock from time to time on the Nasdaq National Market, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a)	block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

(c)	an exchange distribution in accordance with the rules of such exchange;

(d)	ordinary brokerage transactions and transactions in which the broker solicits purchases;

(e)	privately negotiated transactions;

(f)	short sales;

(g)	through the writing of options on the shares;

(h)	one or more underwritten offerings on a firm commitment or best efforts basis; and

(i)	any combination of such methods of sale.

The selling stockholders may also transfer shares by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the common stock.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share. To the extent such broker-dealer is unable to do so acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions on the Nasdaq National Market at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the shares in accordance with Rule 144 under the Securities Act of 1933, rather than pursuant to this prospectus, regardless of whether such shares are covered by this prospectus.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or persons to whom such securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. In addition, a selling stockholder may, from time to time, sell short our common stock, and, in such instances, this prospectus may be delivered in connection with such short sales and the shares offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act of 1933, the aggregate amount of selling stockholders’ shares of common stock being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders’ shares of common stock, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders and any broker-dealers that participate in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commissions

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received by them and any profit on the resale of the common stock sold by them may be deemed to be underwriting discounts and commissions.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with such selling stockholder, including, without limitation, in connection with distributions of the common stock by such broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer such shares. A selling stockholder may also loan or pledge the shares offered hereby to a broker-dealer and the broker-dealer may sell the shares offered hereby so loaned or upon a default may sell or otherwise transfer the pledged shares offered hereby.

The selling stockholders and other persons participating in the sale or distribution of the shares will be subject to the applicable provisions of the Securities Exchange Act of 1934, including Regulation M. With certain exceptions, Regulation M precludes any selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

We have agreed to indemnify certain of the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act of 1933.

We will pay all expenses in connection with this offering (including the legal fees and expenses of certain of the selling stockholders), but excluding discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals.

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DESCRIPTION OF COMMON STOCK

We are authorized to issue 100,000,000 shares of common stock, par value $.0001 per share. At the close of business on June 18, 2003 there were 29,399,117 shares of our common stock outstanding. Each holder of common stock is entitled to one vote for each share owned on all matters voted upon by stockholders, including the election of directors. Subject to the rights of any then outstanding shares of preferred stock, holders of common stock are entitled to dividends that the board of directors may declare. The decision to declare dividends is made by the board of directors in its sole discretion, but the board of directors may declare dividends only if there are funds legally available to pay for the dividends. Holders of common stock are entitled to share ratably in our net assets upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. Holders of common stock have no preemptive rights to purchase shares of our stock. Shares of common stock are not subject to any redemption provisions and are not convertible into any other securities of Wire One.

EXPERTS

The audited consolidated financial statements of Wire One incorporated by reference in this prospectus to Wire One’s annual report on Form 10-K for the year ended December 31, 2002 have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Legal matters with respect to the validity of the securities offered hereby are being passed upon by Morrison & Foerster LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us and the common stock offered by this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. The registration statement, including exhibits, may be inspected without charge at the principal office of the Securities and Exchange Commission in Washington, D.C. and copies of all or any part of which may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549 and at the Commission’s regional office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained as prescribed rates by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith we are required to file annual and quarterly reports, proxy statements and other information with the Commission. These reports, proxy statements and other information are available for inspection and copying at the Commission’s public reference rooms and the Commission’s website referred to above.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission requires us to “incorporate” into this prospectus information that we file with the Commission in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the Commission in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference our documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the sale of all shares covered by this prospectus:

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

2.	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003;

3.	Our report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2003.

4.	Our report on Form 8-K filed with the Securities Exchange Commission on June 11, 2003.

5.
The description of our common stock contained in our registration statement on Form 8-A, filed with the Commission on May 14, 1998, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Wire One Technologies Inc.
225 Long Avenue
Hillside, New Jersey 07205
Attention: Investor Relations
Telephone: (973) 282-2000

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3,728,162 Shares

of

Common Stock

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the various expenses, all of which will be borne by the Registrant, in connection with the sale and distribution of the securities being registered (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except for the Securities and Exchange Commission registration fee.

SEC registration fee	$679
Accounting fees and expenses	$15,000
Legal fees and expenses	$55,000
Printing costs	$10,000
Miscellaneous	$4,321

Total	$85,000

Item 15.	Indemnification of Directors and Officers

Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), which permits a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s fiduciary duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (4) for any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation contains provisions permitted by Section 102(b)(7) of the DGCL. Reference is made to Section 145 of the DGCL which provides that a corporation may indemnify any persons, including directors and officers, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify directors and/or officers in an action or suit by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer actually and reasonably incurred.

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Item 16.	Exhibits

Exhibit Number	Description

4.1	Specimen Common Stock Certificate.(2)
4.2	Form of Subordinated Convertible Promissory Note, dated as of December 17, 2002. (3)
4.3	Form of Warrant to Purchase Common Stock, dated as of December 17, 2002. (3)
5.1	Opinion of Morrison & Foerster LLP as to the legality of the common stock. (7)
10.1	Form of Note and Warrant Purchase Agreement, dated as of December 17, 2002. (3)
10.2	Form of Registration Rights Agreement, dated as of December 17, 2002 between Wire One Technologies, Inc. and the investors listed on the signature pages thereto. (3)
10.3	Amendment to Employment Agreement with Richard Reiss, dated as of January 1, 2003. (6)
10.4	Amendment to Employment Agreement with Leo Flotron, dated as of January 1, 2003. (6)
10.5	Amendment to Employment Agreement with Christopher Zigmont, dated as of January 1, 2003.(6)
10.6	Amendment to Employment Agreement with Michael Brandofino, dated as of January 1, 2003.(6)
10.7	Consulting Agreement with Jonathan Birkhahn, dated January 21, 2003. (6)
10.8	Consulting Agreement with Kelly Harman, dated January 21, 2003. (6)
10.9	Third Amendment to Lease Agreement, dated as of June 1, 2000, between All Communications Corporation and Vitamin Realty Associates, L.L.C. (4)
10.10	Fifth Amendment to Lease Agreement, dated as May 1, 2001, between Wire One Technologies, Inc. and Vitamin Realty Associates, L.L.C. (4)
10.11	Sixth Amendment to Lease Agreement, dated as of May 1, 2002, between Wire One Technologies, Inc. and Vitamin Realty Associates, L.L.C. (4)
10.12	Amendment No. 4 to the Credit Agreement with JPMorgan Chase Bank. (4)
10.13	Asset Purchase Agreement dated March 7, 2003, between Wire One Technologies, Inc. and Signal Perfection Limited. (4)
10.14	Warrant to Purchase Common Stock issued to JPMorgan Chase Bank on March 6, 2003. (4)
10.15	Amendment to Form of Note and Warrant Purchase Agreement dated as of December 17, 2002, dated as of May 12, 2003.(4)
10.16	Amendment to Form of Registration Rights Agreement dated as of December 17, 2002 between Wire One Technologies, Inc. and the investors listed on the signature pages thereto, dated as of May 12, 2003.(4)
10.17	Amended Form of Subordinated Convertible Promissory Note dated December 17, 2002, dated as of May 12, 2003.(4)
10.18	Amendment No. 1 to the Note and Warrant Purchase Agreement, dated as of May 14, 2003, between Wire One Technologies, Inc. and the Purchasers set forth therein.(4)
10.19	Amendment No. 1 to the Registration Rights Agreement, dated as of May 14, 2003, between Wire One Technologies, Inc. and the Purchasers set forth therein. (4)
10.20	Asset Purchase Agreement, dated June 10, 2003, between Wire One Technologies, Inc. and Gores Technology Group, Inc. (5)
10.21	Amendment No. 2 to the Registration Rights Agreement, dated as of June 13, 2003, between Wire One Technologies, Inc. and the Purchasers set forth therein. (4)
23.1	Consent of BDO Seidman, LLP.(7)
23.2	Consent of Morrison & Foerster LLP (included in their opinion filed as Exhibit 5.1).
24.1	Power of Attorney (included in the signature page contained in Part II of the Registration Statement). (5)

(1)	Filed as an appendix to View Tech Inc.’s Registration Statement on Form S-4 (File No. 333-95145) and incorporated herein by reference.
(2)	Filed as an exhibit to Wire One Technologies, Inc.’s Registration Statement on Form S-1 (Registration No. 333-42518), and incorporated herein by reference.
(3)	Filed as an exhibit to Wire One Technologies, Inc.’s Current Report on Form 8-K filed with the Commission on December 23, 2002, and incorporated herein by reference.
(4)	Filed as an exhibit to Wire One Technologies, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and incorporated herein by reference.

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(5)	Filed as an exhibit to Wire One Technologies, Inc.’s Current Report on Form 8-K filed with the Commission on June 11, 2003, and incorporated herein by reference.
(6)	Previously filed.
(7)	Filed herewith.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes the following:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registration pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, Wire One has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Wire One will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of

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the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hillside, State of New Jersey, on July 2, 2003.

WIRE ONE TECHNOLOGIES, INC.

By:	/s/ Richard Reiss

Richard Reiss Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities indicated on July 2, 2003.

Signature		Title

/s/ Richard Reiss		Chairman and Chief Executive Officer (Principal Executive Officer)

Richard Reiss

/s/ Christopher Zigmont*		Chief Financial Officer (Principal Financial and Accounting Officer)

Christopher Zigmont

/s/ Leo Flotron*		President and Chief Operating Officer and Director

Leo Flotron

/s/ Jonathan Birkhahn*		Director

Jonathan Birkhahn

/s/ Michael Sternberg*		Director

Michael Sternberg

/s/ James Kuster*		Director

James Kuster

/s/ Dean Hiltzik*		Director

Dean Hiltzik

/s/ Michael Toporek*		Director

Michael Toporek

/s/ Lewis Jaffe		Director

Lewis Jaffe

*By:	/s/ Richard Reiss

Richard Reiss
attorney-in-fact